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                                                                    EXHIBIT 10.7

                         FIRST CAPITAL BANCSHARES, INC.
                         207 HIGHWAY 15/401 BYPASS EAST
                          BENNETTSVILLE, SOUTH CAROLINA

                                February 24, 1999

Mr. J. Randy McDonald
Bennettsville, South Carolina

Dear Randy:

         We are pleased to offer you the position of Chief Executive Officer and Chief Lending Officer of First Capital Bank (Proposed), a proposed thrift (the "Bank"), on the following terms and conditions. This letter supersedes the previous letter of January 4, 1999.

         1. Independent Contractor. Beginning on January 4, 1999, you agree to serve First Capital Bancshares, Inc., the holding company for the Bank (the "Company"), as an independent contractor at the rate of $4,000 per month until such time as the Bank has received all necessary approvals and receives its charter. During such period you shall not receive any benefits, and no employment taxes shall be withheld. You shall perform such duties as may be requested by the Chief Executive Officer and Board of Directors of the Company, primarily assisting in the formation of the Bank.

         2. Employment. Once the Bank receives its charter, you shall be employed as Chief Executive Officer and Chief Lending Officer of the Bank upon the terms and conditions set forth herein. You shall have such authority and responsibilities consistent with your position as are set forth in the Bank's Bylaws or assigned by the Bank's Board of Directors (the "Board") from time to time. You shall devote your full business time, attention, skill and efforts to the performance of your duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Bank's policies. You may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing your personal investments, provided that such activities do not materially interfere with the performance of your duties hereunder and are not in conflict with, competitive with, or adverse to, the interests of the Company or the Bank.

         3. Compensation and Benefits. Beginning on the date of this Agreement, the Employer shall reimburse you for reasonable travel and other expenses related to your duties which are incurred and accounted for in accordance with the normal practices of the Employer. Beginning on the date of your full-time employment as set forth in Section 2:

         (a) You shall receive a salary of $60,000 per year, payable in accordance with the Bank's payroll policy. Additionally, you shall receive a one-time payment equal to the number of days between the date of this Agreement and the date of your full-time employment with the


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Bank, divided by 30 and multiplied by $1,000. The purpose of this payment is to gross up your pre-charter pay to equal your post-charter pay, once the Bank receives its charter.

         (b) You shall participate in any retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs of the Bank available to its employees in general.

         (c) The Employer shall provide you with appropriate officers' liability insurance coverage at no cost to you.

         (d) You shall be entitled to two weeks of paid vacation per year.

         4. Protection of Trade Secrets. You agree to maintain in strict confidence and, except as necessary to perform your duties for the Employer, not to use or disclose any Trade Secrets of the Employer during or at any time after your employment. As provided by South Carolina statutes, "Trade Secret" means information, including, but not limited to, a formula, pattern, compilation, program, device, method, technique, product, system, or process, design, prototype, procedure, or code that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         5. Protection of Other Confidential Information. In addition, you agree to maintain in strict confidence and, except as necessary to perform your duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during your employment and for a period of 24 months following termination of your employment. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 5 and 6 above shall also apply to protect Trade Secrets and Confidential Business Information of customers and other third parties provided to the Employer under an obligation of secrecy.

         6. Return of Materials. You shall surrender to the Employer, promptly upon its request and in any event upon termination of your employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in your possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, you shall certify in writing compliance with the foregoing requirement.



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         7. Restrictive Covenants.

         (a) No Solicitation of Customers. During your employment with the Employer and for a period of 12 months thereafter, you shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on your own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business any person or entity that was a customer of the Employer or any of its Affiliates on the date of termination and is located in the Territory and with whom you had material contact.

         (b) No Recruitment of Personnel. During your employment with the Employer and for a period of 12 months thereafter, you shall not, either directly or indirectly, on your own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away any employee of or consultant to the Employer or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

         (c) Non-Competition Agreement. During your employment with the Employer and for a period of 12 months thereafter, you shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, you may serve as an officer of or consultant to a depository institution or holding company thereof even though such institution operates one or more offices or branches in the Territory, if your employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

         8. Independent Provisions. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. You and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 8(a), 8(b), and 8(c), the definition of the term "Territory," and the definition of the term "Business," to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on your activities by Section 8 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by you and the Employer.



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         9. Successors; Binding Agreement. The rights and obligations of this
Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. Your rights and obligations under this Agreement may not be assigned by you, except that your right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of your estate.

         10. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

         11. Employment "At Will". Nothing in this Agreement shall be construed to create an employment relationship for a fixed or renewable term. You acknowledges that, unless otherwise provided in a written agreement signed by you and approved by the Board of the Company, your employment shall be "at will" and terminable by either party upon two weeks notice.

         12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

         13. Enforcement. You agree that in the event of any breach or threatened breach by you of any covenant contained in Section 8(a), 8(b), or 8(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. You, therefore, agree that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and you shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

         14. Certain Definitions.

         (a) "Affiliate" shall mean any business entity controlled by, controlling or under common control with the Employer.



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         (b) "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

         (c) "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

         (d) "Territory" shall mean a radius of (i) 30 miles from the main office of the Employer or (ii) 15 miles from any branch office of the Employer.

         15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17. No Conflict with Laws. In the event there are any discrepancies herein with any federal law or regulation, the federal law or regulation shall control.



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If you agree with the foregoing, please countersign this letter below and return a copy to me.

                                          FIRST CAPITAL BANCSHARES, INC.



                                               \s\ Aubrey Crosland
                                          --------------------------------------
                                          Aubrey Crosland
                                          President


                                          FIRST CAPITAL BANK (PROPOSED)



                                               \s\ J. Aubrey Crosland
                                          --------------------------------------
                                          J. Aubrey Crosland
                                          President


Agreed and accepted:

      \s\ J. Randy McDonald
--------------------------------------
J. Randy McDonald



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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as the date first written above.


COMPANY:                                      ESCROW AGENT:

FIRST CAPITAL BANCSHARES, INC.                THE BANKERS BANK



By:                                           By:
   --------------------------------              -------------------------------
   Name:  J. Aubrey Crosland                     Name:  William R. Burkett
   Title: Chairman and Chief Executive Officer   Title:  Senior Vice President



BSFS:

BANC STOCK FINANCIAL SERVICES, INC.

By:
   --------------------------------
   Name:  Edward E. Schmidt
   Title:  Executive Vice President



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